UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

OHR PHARMACEUTICAL, INC .

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(Name of Issuer)

COMMON STOCK, PAR VALUE $.0001 PER SHARE

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(Title of Class of Securities)

6778H200

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(CUSIP Number)

February 14, 2014

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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1

CUSIP NO. 6778H200

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1. NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

ORIN HIRSCHMAN

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐

(b) ☒

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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

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5. SOLE VOTING POWER

2,295,320
NUMBER OF	------------------------------------------------------
SHARES	6. SHARED VOTING POWER
BENEFICIALLY
OWNED BY	2,295,320
EACH	------------------------------------------------------
REPORTING	7. SOLE DISPOSITIVE POWER
PERSON
WITH:	2,908,474
------------------------------------------------------
8. SHARED DISPOSITIVE POWER

2,908,474
------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

2,908,474

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

14.13%

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12. TYPE OF REPORTING PERSON*

IN

2

CUSIP NO. 6778H200

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1. NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

AIGH INVESTMENT PARTNERS, LLC

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐

(b) ☒

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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

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5. SOLE VOTING POWER

1,573,059
NUMBER OF	------------------------------------------------------
SHARES	6. SHARED VOTING POWER
BENEFICIALLY
OWNED BY	1,573,059
EACH	------------------------------------------------------
REPORTING	7. SOLE DISPOSITIVE POWER
PERSON
WITH:	1,989,540
------------------------------------------------------
8. SHARED DISPOSITIVE POWER

1,989,540
------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

1,989,540

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

9.8%

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12. TYPE OF REPORTING PERSON*

OO

3

CUSIP NO. 6778H200

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1. NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

THE TZEDAKAH FUND

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐

(b) ☒

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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

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5. SOLE VOTING POWER

722,261
NUMBER OF	------------------------------------------------------
SHARES	6. SHARED VOTING POWER
BENEFICIALLY
OWNED BY	722,261
EACH	------------------------------------------------------
REPORTING	7. SOLE DISPOSITIVE POWER
PERSON
WITH:	918,934
------------------------------------------------------
8. SHARED DISPOSITIVE POWER

918,934
------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

918,934

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

4.56%

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12. TYPE OF REPORTING PERSON*

OO

4

SCHEDULE 13G

Item 1(a) Name of Issuer:

Ohr Pharmaceutical, Inc.

Item 1(b) Address of Issuer’s Principal Executive Offices:

800 Third Avenue, 11th Floor, New York, New York 10022

Item 2(a) Names of Persons Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1 promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Act”)

I. Orin Hirschman, who is the managing member of AIGH Investment Partners, LLC, and trustee of The Tzedakah Fund, with respect to shares of Common Stock (as defined in Item 2(d) below) directly held by AIGH Investment Partners, LLC and The Tzedakah Fund;

II. AIGH Investment Partners, LLC, Delaware limited liability company, with respect to shares of Common Stock (as defined in Item 2(d) below) directly held by it;

III. The Tzedakah Fund with respect to shares of Common Stock directly held by it.

Item 2(b) Addresses of Principal Business Offices:

The principal business office of Orin Hirschman, AIGH Investment Partners, LLC, and The Tzedakah Fund is 6006 Berkeley Ave., Baltimore, MD 21209.

Item 2(c) Citizenship:

See item 2(a) above and Item 4 of each cover page.

Item 2(d) Title of Class of Securities:

Common Stock and Warrants to purchase Common Stock, par value $0.0001 per share

Item 2(e) CUSIP Number:

6778H200

Item 3 If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

N/A

Item 4. Ownership

5

1)	Orin Hirschman

a. Amount Beneficially Owned:

2,908,474

b. Percent of class

14.13%

c. Number of shares as to which AIGH Investment Partners, LLC has:

i. Sole power to vote or to direct the vote

2,295,320

ii. Shared power to vote or to direct the vote

2,295,320

iii. Sole power to dispose or to direct the disposition of

2,908,474

iv. Shared power to dispose or to direct the disposition of

2,908,474

2) AIGH Investment Partners, LLC

a. Amount Beneficially Owned:

1,989,540

b. Percent of class

9.8%

c. Number of shares as to which AIGH Investment Partners, LLC has:

i. Sole power to vote or to direct the vote

1,573,059

ii. Shared power to vote or to direct the vote

1,573,059

6

iii. Sole power to dispose or to direct the disposition of

1,989,540

iv. Shared power to dispose or to direct the disposition of

1,989,540

3) The Tzedakah Fund

a. Amount Beneficially Owned:

918,934

b. Percent of class

4.56%

c. Number of shares as to which AIGH Investment Partners, LLC has:

i. Sole power to vote or to direct the vote

722,261

ii. Shared power to vote or to direct the vote

722,261

iii. Sole power to dispose or to direct the disposition of

918,934

iv. Shared power to dispose or to direct the disposition of

918,934

Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

7

N/A

Item 8. Identification and Classification of Members of the Group.

N/A

Item 9. Notice of Dissolution of Group:

N/A

Item 10. Certification:

N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2014

By:	/s/ Orin Hirschman
Orin Hirschman,
Individually and as managing member of AIGH
Investment Partners, LLC, and trustee of The
Tzedakah Fund